EXHIBIT 10.2

MODIFICATION PROMISSORY NOTE

(Non-Revolving Term Note)

$7,528,870.98	January 16, 2009
BORROWER NAME AND ADDRESS:	LENDER NAME AND ADDRESS:

SUN AMERICAN BANCORP.	SILVERTON BANK, N.A. (Bank)
a Delaware corporation (Borrower)	3284 Northside Parkway,
9293 Glades Road,	Atlanta, Georgia 30327
Boca Raton, Florida 33434

WHEREAS, Borrower executed and delivered to Bank a Promissory Note With Revolving Feature dated as of January 16, 2008 in the maximum principal amount of Eight Million and 00/100 Dollars ($8,000,000.00) of which Seven Million Five Hundred Twenty Eight Thousand Eight Hundred Seventy and 98/100 Dollars ($7,528,870.98) remains outstanding (the “Original Note”);

WHEREAS, Borrower and Bank have agreed to modify the Original Note pursuant to the terms set forth herein below.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify in writing, the sum of Seven Million Five Hundred Twenty Eight Thousand Eight Hundred Seventy and 98/100 Dollars ($7,528,870.98)or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Modification Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).

1.  USE OF PROCEEDS.  Borrower shall use the proceeds of the loan(s) evidenced by this Note for the commercial purposes of Borrower in infusing capital into the Subsidiary and for expenses of Borrower.

2.  SECURITY.  This Note is secured by 99.9% of all issued and outstanding shares of capital stock in SUN AMERICAN BANK, a Florida banking corporation/Borrower’s subsidiary (“Subsidiary”).

3.  INTEREST RATE.  The interest rate on this Note is subject to change from time to time. The interest on this Note shall accrue on the unpaid principal balance of this Note from the date hereof at the prime rate (the “Prime Rate”), as the Prime Rate is published from time to time by The Wall Street Journal (as of January 16, 2009, 3.25%), minus 1.00%. The interest rate will be adjusted to reflect a change in the interest rate as the Prime Rate changes. The foregoing is a reference rate for information and use of the Bank herein in establishing the actual rates to be charged to Borrower and does not necessarily constitute its lowest or best rate. In the event the interest rate defined above shall no longer be published, then in such event the Bank shall, in its sole discretion, select a comparable money center bank index and give notice to the Borrower. The change in the interest rate is effective whether or not Bank gives Borrower notice of the change.

4.  DEFAULT RATE.  In addition to all other rights contained in this Note, if a Default (as defined herein) occurs and as long as a Default continues, all outstanding Obligations shall bear interest at the interest rate of 18% per annum (“Default Rate”). The Default Rate shall also apply from acceleration until the Obligations or any judgement thereon is paid in full.

5.  INTEREST AND FEE(S) COMPUTATION (ACTUAL/360).  Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Acutal/360 Computation”). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/350 Computation produces an annualized effective rate exceeding the nominal rate.

NO DOCUMENTARY STAMP TAXES ARE DUE WITH RESPECT TO THE INDEBTEDNESS EVIDENCED HEREBY AS ALL DOCUMENTARY STAMP TAXES IN THE AMOUNT REQUIRED BY LAW WERE PREVIOUSLY PAID UPON SIGNING OF THE NOTE THIS NOTE MODIFIES.

6.  PREPAYMENT COMPENSATION.  Principal may be prepaid in whole or in part at any time. Any prepayment in whole or in part shall include accrued interest and all other sums then due under any of the Loan Documents. No partial prepayment shall affect the obligation of Borrower to make any payment of principal or interest due under this Note on the due dates specified.

7.  EXIT FEE.  If the loan balance and all related fees and costs due Bank are paid in full: a) on or before March 31, 2009, an exit fee equal to sixty five basis points (.65%) of the outstanding balance; b) between April 1, 2009 through and including June 30, 2009, Borrower shall pay Bank an exit fee equal to two hundred fifty five basis points (2.55%) of the outstanding balance; c) between July 1, 2009 through and including July 31, 2009, Borrower shall pay Bank an exit fee equal to three hundred ninety basis points percent (3.90%) of the outstanding balance; d) between August 1, 2009 through and including August 31, 2009, Borrower shall pay Bank an exit fee equal to five hundred twenty basis points (5.20%) of the outstanding balance; and e) between September 1, 2009 through and including the Maturity Date, an exit fee equal to eight hundred basis points (8.00%) of the outstanding balance.

8.  ACCURATE FINANCIAL INFORMATION.  Borrower represents and covenants to Bank that on and after the date of this Note: (i) all financial statements of borrower or Subsidiary furnished to Bank are correct and accurately reflect the financial conditions of Borrower or Subsidiary, as the case may be, as of the respective dates thereof; (ii) Borrower maintains adequate records and books of account in which complete entries are made in accordance with tax method principles, consistently applied reflecting all financial transactions of borrower, and (iii) at such times as Bank requests, Borrower will furnish Bank with such financial information as Bank may request, Notwithstanding the forgoing, Borrower and Subsidiary are to provide updated financial information as more particularly set forth in the Loan Agreement, as defined below.

9.  REPAYMENT TERMS.  Interest only shall be paid in consecutive quarterly installments commencing on the 16th day of April, 2008 and on the same day of each quarter thereafter. On January 16, 2010 (the “Maturity Date”), Borrower shall pay all outstanding principal and accord and unpaid interest, and any and all other amounts due Bank, in full.

Additionally, principal reductions shall be required upon Borrower or Subsidiary’s receipt of private equity investments received according to the following Schedule until the loan evidenced hereby is paid in full, less: a) an amount to be determined and required by Bank to be used as an interest reserve to fully fund the interest payments due through the Maturity Date in the event Borrower fails to make its scheduled payments; and b) Three Hundred Sixty Thousand and 00/100 Dollars ($360,000.00) to be retained by borrower for the sole purpose of paying its expenses not passed through to the Subsidiary.

Schedule of Equity Proceeds to Reduce Loan Principal

(i)

15% - Equity raised between zero ($0) up to and including Five Million and 00/100 Dollars ($5,000,000.00); 15% of that equity will be applied to reduce principal after netting out 9 (a) and 9(b).

(ii)

20% - In addition to the principal reduction calculated in 9(i) equity raised between Five Million One and 00/100 Dollars ($5,000,001.00) up to and including Fifteen Million Dollars ($15,000,000.00); 20% of that equity will be applied to reduce principal.

(iii)

25% - In addition to the principal reduction calculated in 9(i) and 9(ii) equity raised in excess of Fifteen Million One and 00/100 Dollars ($15,000,001.00); 25% of that equity will be applied to reduce principal.

(iv)

Equity as measured in this section 9 is an equity investment or series of investments made into either the Borrower or subsidiary by one or more individuals or entities considered in aggregate regardless of the form the investment takes and is to be measured cumulatively from January 1, 2009 effective upon the date actually received by the Borrower or its subsidiaries.

10.  APPLICATION OF PAYMENTS.  Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

11.  DEFINITIONS.  Loan Documents.  The term “Loan Documents”, as used in this Note and the other Loan Documents, refers to all documents executed in connection with or related to the loan evidenced by this Note and includes, without limitation, this Note, that certain Loan and Stock Pledge Agreement dated as of January 16, 2008, as modified (the “Loan Agreement”), guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed. Obligations. The term “Obligations”, as used in this Note and the other Loan Documents, refers to any and all indebtedness and other obligations under this Note and the other Loan Documents between Borrower and Bank, and any other obligations or agreements between Borrower and Bank. Certain Other Terms. All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.

12.  LATE CHARGE.  If any payments are not timely made Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

13.  ATTORNEYS’ FEES AND OTHER COLLECTION COSTS.  Borrower shall pay all of Bank’s reasonable expenses incurred to enforce or collect any of the Obligations including, without limitation, reasonable paralegals, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding. Should suit be brought because of the breach of any covenants under this Obligation, the non-prevailing party shall pay the prevailing party all expenses of such suit and any appeal thereof, including a reasonable attorney’s fee.

14.  USURY.  If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

15.  DEFAULT.  If any of the following occurs, subject to a fifteen (15) day cure period, a default (“Default”) under this Note shall exist: Nonpayment; Nonperformance. The failure of timely payment or performance of the Obligations or Default under this Note, the Loan Agreement or any other Loan Document or any other indebtedness of Borrower to Bank, by the Borrower or any endorser. FalseWarranty. A warranty or representation made or deemed made in the Loan Documents or furnished to the Bank in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false. Cessation; Bankruptcy. The death of, appointment of a guardian for, dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against Borrower, its Subsidiary or affiliates, if any, or any general partner of or the majority ownership interests of Borrower, or any party to the Loan Documents. Material Business Alteration. Without prior written consent of Bank, a material alteration in the kind or type of Borrower’s business. Material Capital Structure or Business Alteration.  Without prior written consent of Bank, (i) a material alteration in the kind or type of Borrower’s business, if any, (ii) the sale of substantially all of the business or assets of Borrower or any Subsidiary, or a material portion (10% or more) of such business or assets if such a sale is outside the ordinary course of business of Borrower or any Subsidiary, or more than 25% of the outstanding stock or voting power of or in Borrower in a single transaction or a series of transactions; (iii) any transfer of corporate stock or membership units/interests directly or indirectly by the Borrower or any shareholder or member of the Borrower, or any Subsidiary, or any issuance of any unused shares of corporate stock or membership units by or in the Borrower of such Subsidiary; (iv) should any Borrower enter into any merger or consolidation or (v) Bank determines in good faith, in its sole discretion, that the prospects for payment or performance of the Obligations are impaired or a material adverse change has occurred in the business or prospects of Borrower, financial or otherwise. Financial Covenants. The failure of meeting any or all Financial Covenants and/or conditions as listed in the Loan Agreement or as otherwise set forth by Bank.

16.  REMEDIES UPON DEFAULT.  If a Default occurs under this Note or any of the Loan Documents, Bank may at any time thereafter, take the following actions: Acceleration Upon Default.  Accelerate the maturity of this Note and, at Bank’s option, any or all other Obligations between Borrower and Bank; whereupon this Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower or any endorser of this Note, all Obligations shall automatically and immediately be due and payable. Cumulative. Exercise any rights and remedies as provided under the Note, Loan Agreement, and other Loan Documents, or as provided by law or equity.

17.  FINANCIAL AND OTHER INFORMATION.  Borrower shall deliver to Bank such information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrower’s financial condition. Such information shall be true, complete, and accurate.

18.  WAIVERS AND AMENDMENTS.  No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Each Borrower or any person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period, and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any other Borrower or any other person liable under this Note or other Loan Documents, all without notice to or consent of each Borrower or each person who may be liable under this Note or any other Loan Document and without affecting the liability of Borrower or any person who may be liable under this note or any other Loan Document.

19.  MISCELLANEOUS PROVISIONS.  Assignment.  This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representative, successors and assigns. Bank’s interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the other Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the other Loan Documents or any interest therein. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank’s prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable law; Conflict Between Documents. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and construed under the laws of the state named in Bank’s address shown above (Georgia) without regard to that state’s conflict of laws principles. If the terms of this Note should conflict with the terms of any loan agreement or any commitment letter that survives closing, the terms of this Note shall control. Borrower’s Accounts. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower’s accounts with Bank and any of its affiliates. Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state (Georgia) named in Banks address shown above. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower’s address shown above or such other address as Borrower may specify in writing form time to time, and to Bank, if in writing and mailed or delivered to Bank’s office address shown above or such other address as Bank may specify in writing from time to time. Borrower agrees to give all written notices by registered or certified mail, return receipt requested, all charges prepaid. In the event that Borrower changes Borrower’s address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid, Plural; Captions. All references in the Loan Documents to Borrower, Subsidiary, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Advances. Bank may, in its sole discretion, make advances for the reasonable costs of collection, maintenance, and protection of the Bank’s liens, which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Joint and Several Obligations. Each corporate entity who signs this Note as a Borrower (as defined herein) is jointly and severally obligated. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time. Waiver of Exemplary Damages. The parties agree that they shall not have a remedy of punitive or exemplary damages against other parties in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute.

WAIVER OF JURY TRIAL.   BORROWER AND BANK HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTIN WITH THE LOAN DOCUMENTS AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OR ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK ENTERING INTO THIS AGREEMENT. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF BANK, NOR THE BANK’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. NO REPRESENTATIVE OR AGENT OF neither THE BANK, NOR BANK’S COUNSEL HAS THE AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

Borrower acknowledges that the above paragraph has been expressly bargained for by the Bank as part of the loan evidenced hereby and that, but for Borrower’s agreement the Bank would not have extended the loan for the term and with the interest rate provide herein.

IN WITNESS WHEREOF, Borrower, as of the day and year first above written, has caused this Note to be executed under seal.

BORROWER:

SUN AMERICAN BANCORP, a Delaware corporation

By:	/s/ Robert Nichols
Robert Nichols, CFO

Taxpayer Identification Number: 65-0325364

(Acknowledgment appears on following page)

STATE OF FLORIDA

)

)

COUNTY OF Palm Beach

)

The foregoing instrument was acknowledged before me this 5th day of February, 2009, by Robert Nichols, as CFO of SUN AMERICAN BANCORP, a Delaware corporation, who _____ is personally know to me __X__ or produced ______________ as identification.

(Notary Seal must be affixed)	/s/ Carole Jett
Notary Public (signature)

My Commission Expires:	Carole Jett
Notary Public